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DATED: ___ March 16 2021

(1) CRAWFORD & COMPANY EMEA/AP MANAGEMENT LIMITED

- and -

(2) ANDREW BART

UK EXECUTIVE CONTRACT OF

EMPLOYMENT

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SCHEDULES

Schedule 7.7 Crawford Offer Letter

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CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	APPOINTMENT	5
3.	PROBATIONARY PERIOD	6
4.	TERM	6
5.	WORKING TIME	6
6.	DUTIES	6
7.	REMUNERATION AND EXPENSES	8
8.	COMPANY CAR	10
9.	CAR ALLOWANCE	10
10.	PENSION SCHEME	11
11.	INSURANCE BENEFITS	11
12.	HOLIDAYS AND HOLIDAY PAY	12
13.	SICKNESS AND ABSENCE	13
14.	RETIREMENT AGE	14
15.	MOBILITY	14
16.	NO SMOKING POLICY	14
17.	CONFIDENTIAL INFORMATION	15
18.	PROTECTION OF THE COMPANY'S BUSINESS INTERESTS	15
19.	INTELLECTUAL PROPERTY	17
20.	TERMINATION	18
21.	GARDEN LEAVE	21
22.	AMALGAMATION/RECONSTRUCTION	22
23.	DISCIPLINARY AND GRIEVANCE PROCEDURES	22
24.	DATA PROTECTION	23
25.	MONITORING OF INFORMATION OR COMMUNICATION TECHNOLOGY	24
26.	NOTICES	24
27.	ENTIRE AGREEMENT	25
28.	GENERAL	25
29.	JURISDICTION	26

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THIS CONTRACT OF EMPLOYMENT is made on __16 March 2021
BETWEEN:

(1)
CRAWFORD & COMPANY EMEA/AP MANAGEMENT LIMITED] (company number 01313383) whose registered office is at The Hallmark Building, 106 Fenchurch Street, London, EC3M 5JE ("Company"); and
(2)
ANDREW BART OF 47. Hamlet Gardens W60SU London, United Kingdom ("Executive"). IT IS AGREED:

1. DEFINITIONS AND INTERPRETATION
In this agreement:

1.1 The following terms have the following meanings:

"Applicable Laws" means all laws, bye-laws, common law, regulations, instruments, rules, orders, directives, guidance and codes of conduct or practice that are applicable to the party concerned and/or its obligations or liabilities under this agreement, including the Bribery Act 2010 and the Equality Act 2010;

"Appointment" means the employment of the Executive under the terms of this agreement;

"Board" means the Board of Directors of the Company from time to time;

"Client" means any person who at the date of termination of the Appointment, or at any time during the 12 months immediately prior to such termination, was a client or customer of the Company or any Group Company and from whom the Executive had obtained business on behalf of the Company or any Group Company or to whom the Executive had provided or arranged the provision of goods or services on behalf of the Company or any Group Company or for whom the Executive had management responsibility;

"Company Intellectual Property" means Intellectual Property Rights created, developed, proposed or originated by the Executive (whether jointly or alone) in the course of the Appointment, whether or not during working hours or using Company premises or resources and whether or not recorded in material form;

"Confidential Information" means and shall include any information relating to the business and/or the financial affairs of the Company and/or the Group and the Company's and/or any Group Company's agents, advisers, officers, consultants, employees, Clients (or Potential Clients) or suppliers, and in particular shall include:

(a) the business methods and information of the Company and any Group Company, including prices charged, discounts given to Clients or Potential Clients or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information;

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(b)
lists and particulars of the Company's and any Group Company's suppliers, Clients and Potential Clients and the individual contacts at such suppliers, Clients and Potential Clients;
(c)
details and terms of the Company's and any Group Company's agreements with suppliers, Clients and Potential Clients;
(d)
personal data relating to officers or employees of the Group and/or any Client or Potential Client;
(e)
secret manufacturing or production processes and know-how or trade secrets employed by the Company, any Group Company and its and/or their suppliers, Clients or Potential Clients;
(f)
all Company Intellectual Property and all Intellectual Property Rights of the Company, any Group Company and its and/or their suppliers, Clients or Potential Clients;
(g)
any promotions or future promotions or marketing or publicity exercises planned by the Company and/or any Group Company;
(h)
any budgets or business plans of the Company and/or any Group Company; and
(i)
any information which may affect the value of the business or the shares of the Company and/or any Group Company,

whether such information is oral or in electronic or written form or otherwise, whether it is or was marked as confidential and whether or not such information is identified or treated by the Company and/or any Group Company as being confidential;

"Garden Leave" means any period in respect of which the Company has exercised its rights under clause 21.1;

"Group" means the Company and the Company's subsidiary undertakings, any parent undertaking of the Company and any subsidiary undertakings of such parent undertaking, in each case from time to time (and "Group Company" or any similar phrase shall be construed accordingly);

"Hardware" means any computer, laptop, telephone (mobile or otherwise), machine or other device used to communicate or hold information which is provided by any Group Company to the Executive;

"Incapacitated" means prevented by illness, injury, accident or other incapacity or circumstances beyond the Executive's control from properly fulfilling his/her duties under this agreement (and "Incapacity" shall be constructed accordingly);

"Information or Communication Technology" means Hardware and Software;

"Intellectual Property Rights" means patents, Inventions, copyright and related rights, trade marks, trade names, service marks and domain names, rights in get-up, goodwill, rights to sue for passing off, design rights, semi-conductor topography rights, database rights, confidential

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information, moral rights, proprietary rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

"Invention" means any invention, idea, discovery, development, improvement or innovation, process, plan, product, design, formula, model or prototype, whether or not patentable or capable of registration, and whether or not recorded in any medium, specification or program (including computer software) and any other matter or work whatsoever, including any and all improvements or modifications made to any Company Intellectual Property or other matter or work, which the Executive may conceive, create or develop (whether jointly or alone), regardless of whether or not conceived, created or generated at the direction of the Company, within the scope of the Executive's employment or during or outside of work hours;

"Potential Client" means any person with whom either the Executive, or any other employee of the Company or any Group Company for whom the Executive had, at the date of the negotiations, management responsibility, carried out negotiations on behalf of the Company or any Group Company at any time during the period of three months immediately prior to the date of termination of the Appointment with a view to such person becoming a Client of the Company or of any Group Company;

"Recognised Investment Exchange" means a recognised investment exchange as defined by section 285 of the Financial Services and Markets Act 2000;

"Restricted Business" means any business or any part of any business which in either case:

(a)
is carried on by the Company or any Group Company at the date of termination of the Appointment; and/or
(b)
was carried on by the Company or by any Group Company at any time during the period of six months immediately prior to the date of termination of the Appointment; and/or
(c)
is to the knowledge of the Executive to be carried out by the Company or by any Group Company at any time during the period of six months immediately following the date of termination of the Appointment, and which the Executive was materially concerned with or had management responsibility for (or had substantial confidential information regarding) in either case at any time during the period of 12 months immediately prior to the date of termination of the Appointment;

"Restricted Employee" means any senior employee of the Company or any Group Company employed at the date of termination of the Appointment in the capacity or with the title of director (or a role of similar type or status) or in any research, technical, IT, financial, marketing, loss adjusting or sales function or other managerial role whom the Executive has managed or with whom he/she has worked at any time during the period of 12 months immediately prior to the termination of the Appointment, but shall not include any employee employed in an administrative, clerical, manual or secretarial capacity;

"Restricted Supplier" means any supplier to the Company or to any Group Company with whom the Executive has had material personal contact or for whom the Executive has had

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managerial responsibility during the period of 12 months immediately prior to the termination of the Appointment;

"Restricted Territory" means England, Scotland, Wales and Northern Ireland together with any other country in which the Company or any other Group Company:

(a)
carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at the date of termination of the Appointment; and/or
(b)
carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at any time during the period of six months immediately prior to the date of termination of the Appointment; and/or
(c)
is to the knowledge of the Executive to carry out any Restricted Business at any time during the period of six months immediately following the date of termination of the Appointment,

and regarding which country at any time during the period of 12 months immediately prior to the date of termination of the Appointment the Executive:

(i)
was materially concerned or worked in; and/or
(ii)
had management responsibility for; and/or
(iii)
obtained Confidential Information;

"Salary" means the basic salary payable to the Executive under this agreement from time to time and does not include any benefits (or the value of benefits, including pension benefits), bonus, commission or other remuneration payable to the Executive;

"Software" means any software, whether owned by or licensed to a Group Company or otherwise, including any updates, supplements, add-on components or internet-based services to, or in connection with, any software, which is provided by any Group Company to the Executive (including by being installed on any Hardware);

"subsidiary undertaking" and "parent undertaking" shall have the meanings ascribed to them in sections 1161 and 1162 of the Companies Act 2006 provided that "undertaking" for such purposes shall mean an undertaking incorporated, registered or resident in any jurisdiction (and an undertaking shall be treated, for the purposes only of the membership requirement contained in section 1162, as a member of another undertaking even if its shares in that other undertaking are registered in the name of (a) another person (or its nominee) whether by way of security or in connection with the taking of security or (b) its nominee);

"Termination of the appointment" is defined as either the date on which the Executive’s notice expires, or, where the Executive has been dismissed without notice, the date on which termination takes effect; and

"Working Time Regulations" means the Working Time Regulations 1998.

1.2 The headings in this agreement are included for convenience only and shall not affect its interpretation or construction.

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1.3 Where it is appropriate in this agreement, singular words shall include the plural and vice versa.

1.4 Unless the context otherwise requires a reference to one gender shall include a reference to the other gender.

1.5 References to any Applicable Laws shall be construed as references to Applicable Laws as from time to time amended, re-enacted or consolidated.

1.6 References to clauses, the parties and the schedules are respectively to clauses of and the parties and the schedules to this agreement.

1.7 Save as otherwise defined, words and expressions shall be construed in accordance with the

Interpretation Act 1978 and in particular:

1.7.1 a reference to a person shall be construed so as to include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, limited partnership, limited liability partnership, works council or employee representative body (in each case whether or not having separate legal personality);

1.7.2 reference to "includes" or "including" will be construed as "includes without limitation" or "including without limitation" (as the case may be); and

1.7.3 general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things.

2. APPOINTMENT

2.1 The Company shall employ the Executive and the Executive shall be employed by the

Company in the capacity of President, Loss-Adjusting-International and/or in such other position or capacity with such job title and powers as the Company may from time to time reasonably decide and subject to the terms and conditions set out in this agreement.

2.2 The Executive warrants that by entering into this agreement he/she will not be in breach of any express or implied terms of any contract or of any other obligation binding upon him/her.

2.3 The Executive warrants that he/she satisfies the necessary immigration requirements of and is entitled to work in the United Kingdom and will notify the Company immediately if he/she ceases to be so entitled during the Appointment. Details of the documents which the Company will accept as proof of entitlement to enter and/or remain in the United Kingdom can be obtained from the HR Department.

2.4 During the Appointment:

2.4.1 the Company has no duty to provide any work to or vest any powers in the Executive who shall have no right to perform any services for the Company or for any Group Company; and

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2.4.2 the Company shall be entitled at any time to appoint another person to act jointly with the Executive in any capacity in which he/she may be employed.

3.
PROBATIONARY PERIOD

The Executive will not be subject to a probationary period.

4.
TERM

The Appointment on the terms of this agreement shall commence on January 1, 2021 and, unless terminated in accordance with clauses 13.6, 20 or 22.2 of this agreement, shall continue until terminated by at least twelve (12) months' written notice given by the Company to the Executive or at least twelve (12) months' written notice given by the Executive to the Company. It is agreed and acknowledged that the Executive's period of continuous employment with the Company commenced on 1 October 1985.

5.
WORKING TIME

5.1 The Executive's normal hours of work will be 9.00am - 5.00pm Monday to Friday.

5.2 The Executive will be required to work such additional hours as may be necessary for the proper performance of his/her duties without being entitled to further remuneration for those additional hours. This may include the Executive working or making himself/herself available by telephone or for callout in the evenings outside normal office hours, at weekends or on public holidays.

5.3 The Executive agrees that the limit in Regulation 4(1) of the Working Time Regulations will not apply to his/her employment and that Working Time, as defined in the Working Time Regulations, may therefore exceed an average 48 hours for each seven day period in the applicable reference period. The Executive can withdraw his/her agreement by giving three months' prior written notice to the Company.

5.4 For the avoidance of doubt the following will be included as Working Time as defined in the

Working Time Regulations:

5.4.1 travelling time whilst at work, for example to visit Clients or Potential Clients or to attend meetings (and for the avoidance of doubt this does not include travel to and from work);

5.4.2 entertaining of Clients or Potential Clients during lunch breaks or after office hours, provided it has been authorised by the Executive's line manager; and

5.4.3 attendance at seminars, conferences or any other events, at which the Executive's attendance is required by the Company.

6.
DUTIES

6.1 During the Appointment the Executive shall:

6.1.1 be responsible for the international operations of Loss Adjusting Services and shall additionally perform such duties and exercise such powers and functions as

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may from time to time be reasonably assigned to or vested in him/her by the Company, whether relating to the Company or any Group Company;

6.1.2 unless prevented by ill health devote the whole of his/her time and attention,

endeavours and abilities to promoting the interests of the Company and of the Group and shall not engage in any activity which may be or may become harmful to or contrary to the interests of the Company or of the Group;

6.1.3 observe and comply with all lawful and reasonable requests, instructions,

resolutions and regulations of the Company and give to the Company such explanations, information and assistance as may reasonably be required;

6.1.4 observe and comply with all policies and procedures of the Company and/or the

Group, including the provisions of any staff or employee handbook;

6.1.5 carry out his/her duties in a proper, loyal and efficient manner to the best of his/her ability and use his/her best endeavours to maintain, develop and extend the business of the Company and of the Group;

6.1.6 comply with all Applicable Laws and all legal duties or obligations imposed on him/her;

6.1.7 not commit any criminal offence (except a road traffic offence not involving a custodial sentence) and will conduct himself/herself in a manner at all times that will not bring himself/herself, the Company or any Group Company or any Client into disrepute;

6.1.8 not commit or be party to any act of bribery, corruption, fraud or dishonesty and,

for the avoidance of doubt, the Executive undertakes that he/she will not receive or give any gifts or gratuities except in strict compliance with any relevant Company or Group policy;

6.1.9 ensure that at all times during and after the Appointment he/she takes all reasonably practicable steps to protect and maintain the integrity, confidentiality and performance of the Information or Communication Technology and data contained therein, and does not do anything to damage, disrupt, delay, disable overburden or impair any Information or Communication Technology or data contained therein;

6.1.10 report to the Company in writing any matter relating to the Company or any

Group Company or any of its or their officers or employees which he/she becomes aware of and which could be the subject of a qualifying disclosure as defined by section 43B of the Employment Rights Act 1996;

6.1.11 report his/her own wrongdoing and any wrongdoing or proposed wrongdoing of any other officer or employee of the Company or of any Group Company to the

Company immediately on becoming aware of it;

6.1.12 be based at the Company's offices at at 70 Mark Lane, London EC3R 7NQ and perform such duties at such place or places in the United Kingdom and/or elsewhere (including internationally) as the Company shall decide but unless

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otherwise agreed the Executive shall not be required to work outside the United Kingdom for a continuous period exceeding one month;

6.1.13 work such hours and travel within and outside the United Kingdom as may reasonably be required for the proper performance of his/her duties; and

6.1.14 accept (if offered) appointment as a statutory director of the Company or any Group Company, with or without such executive powers as the Board (or the relevant Group Company) shall decide in its absolute discretion, and resign any such appointment if requested by the Company without any claim for damages or compensation.

6.2 In the event that the Executive is appointed as a statutory director of the Company or any

Group Company:

6.2.1 that appointment does not amount to a term of employment and the Company reserves the right to remove the Executive from any such directorship at any time for any reason, and where the Company exercises this right, this shall not amount to a breach or the termination of this agreement and shall not give rise to a claim for damages or compensation;

6.2.2 if the Executive fails to resign any such appointment, the Company is hereby irrevocably authorised to appoint some person in the Executive's name and on his/her behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation; and

6.2.3 the Executive consents to any Group Company making this agreement available for inspection notwithstanding that it contains his/her residential address.

6.3 During the Appointment the Executive shall not without the written consent of the Company:

6.3.1 be engaged or interested either directly or indirectly (through any member of his/her family or household or otherwise) in any capacity in any trade, business or occupation whatsoever other than the business of the Company or the Group from time to time provided that the Executive shall not be prohibited from holding (whether directly or indirectly), for investment purposes only, up to three per cent of the shares or stock of any class of any public company quoted or dealt in on a Recognised Investment Exchange;

6.3.2 pledge the credit of the Company or any Group Company other than in the day to day running of its business; or

6.3.3 become a member of the Territorial Army or another reservist force, a member of Parliament, a councillor of a local authority or a magistrate, or occupy or be engaged in public office.

7. REMUNERATION AND EXPENSES

7.1 The Company shall pay to the Executive a Salary at a rate of £325,000.00 per annum or at such other rate as may from time to time be agreed between the Company and the Executive.

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7.2 The Salary shall be deemed to accrue evenly from day to day and shall be payable in arrears by equal monthly instalments on the 27th of each month and otherwise in accordance with the Company's normal pay policy into a bank account nominated by the Executive and shall be inclusive of any fees and/or remuneration to which the Executive may be entitled as a director of the Company or any Group Company. The Executive is not entitled to payment of overtime or time off in lieu for hours worked outside normal working hours.

7.3 The Company shall reimburse the Executive for all reasonable and authorised out of pocket expenses (including hotel and travelling expenses) wholly, necessarily and exclusively incurred by the Executive in the discharge of his/her duties, subject to the production of appropriate receipts or such other evidence as the Company may reasonably require as proof of such expenses and in accordance with the Company's rules and policies relating to expenses as may be in force from time to time. The Executive shall submit all expenses in a timely manner, and in any event by the end of the month in which they were incurred. If the Executive is provided with a credit or charge card by the Company this must only be used for expenses which he/she incurs in performing the Appointment.

7.4 The Executive shall be eligible to participate in the Crawford & Company Short Term

Incentive Plan ("STIP"), on such terms and subject to such conditions as may be determined from time to time by the Crawford & Company board of directors ("Crawford Board"), the Board or any remuneration committee thereof (as applicable). For the period January 1, 2021 to December 31, 2021, the Executive's annual STIP target bonus is 50% of the Executive's base Salary, with a maximum STIP bonus of 100% of the Executive's base Salary. For the avoidance of doubt, any STIP bonus will be payable in accordance with the STIP terms and will be subject to applicable withholding taxes. The STIP is entirely discretionary and non-contractual and no STIP may be payable in some years. Crawford & Company or the Company may amend, modify or discontinue the STIP at any time.

7.5 Subject to the approval of the Crawford Board, the Executive is eligible to participate in the

Crawford & Company Long Term Incentive Plan ("LTIP"), on such terms and subject to such conditions as may be determined from time to time by the Crawford Board, the Board or any remuneration committee thereof (as applicable). For the avoidance of doubt, LTIP awards are granted pursuant to the terms of the LTIP by the Crawford Board. To the extent earned, awards are paid as soon as reasonably practicable after the Crawford Board certifies the previous year's financial results. The LTIP is entirely discretionary and non-contractual and no LTIP may be payable in some years. Crawford & Company or the Company may amend, modify or discontinue the LTIP at any time.

7.6 The Executive is eligible to participate in the Crawford & Company 2016 Omnibus Stock and

Incentive Plan, on such terms and subject to such conditions as may be determined from time to time by the Crawford Board, the Board or any remuneration committee thereof (as applicable). The Crawford & Company 2016 Omnibus Stock and Incentive Plan is entirely discretionary and non-contractual and no awards may be made. Crawford & Company or the Company may amend, modify or discontinue the Crawford & Company 2016 Omnibus Stock and Incentive Plan at any time.

7.7 The Company shall honour all of the terms set forth in the Crawford Offer Letter (“Offer

Letter”) dated 24 January 2019 and signed by the Executive on 24 February 2019. A copy of the Offer Letter is set out in Schedule 7.7.

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8.
COMPANY CAR

8.1 The Company shall provide the Executive with a motor car via the Company's chosen provider of a type that the Company shall consider appropriate for the Executive having regard to the capacity in which he/she is employed for use in the performance of his/her duties. The Executive shall also be permitted to use the motor car for private purposes, including use on holiday within the United Kingdom and use by his/her partner or spouse who are authorised in writing by the Company and are legally entitled to drive and insured for that purpose.

8.2 The Company shall pay all insurance premiums, maintenance and repair expenses in respect of the motor car and the cost of taxing the car and, whilst the motor car is being used wholly, necessarily and exclusively for the purpose of the Company or any Group Company's business (but not otherwise), shall reimburse the Executive for all petrol used in accordance with the Company's rules and policies relating to petrol expenses as may be in force from time to time (which may be amended or terminated in any way at any time).

8.3 The Executive shall at all times:

8.3.1 take good care of the motor car and procure that the provisions of any insurance policy relating to it are observed in full;

8.3.2 ensure that the motor car is not taken out of the United Kingdom without the prior written consent of the Company; and

8.3.3 comply with the Company's rules and policies relating to the provision of company cars as may be in force from time to time (which may be amended or terminated in any way at any time).

8.4 The Company reserves the right to withdraw this benefit if the Executive is convicted of any motoring offence (including any offence relating to the consumption of alcohol or drugs) or if the Executive is in breach of clause 8.3 above.

8.5 The Company may from time to time, for any reason and at its complete discretion, replace the make or type of car.

8.6 The benefit of a Company car (and the benefit of clause 8.2 above) will cease on the termination of the Executive's employment or on transfer to another position that does not require a car to perform the role.

8.7 The Company may amend, modify or discontinue its motor car program at any time.

9.
CAR ALLOWANCE

9.1 As part of your transition to the UK, the Company honored your existing car allowance as an alternative to the benefit of a motor car under clause 8 above, which shall be payable together with and in the same manner as the Salary in accordance with clause 7.2. The car allowance shall not be treated as part of the Executive's Salary for any purpose and shall not be pensionable. The Company reserves the right to vary or withdraw the car allowance payable to the Executive in any way at any time, including by reducing the amount payable, upon giving reasonable notice.

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9.2 The Company shall reimburse the Executive in respect of fuel costs for business miles at the

Company's approved rates from time to time. The Company reserves the right to vary such rates at any time at its discretion.

9.3 The Executive shall immediately inform the Company if he/she is disqualified from driving and shall cease to be entitled to receive the allowance under clause 9.1 or reimbursement of fuel expenses under clause 9.2.

9.4 The Executive must at all times ensure that his/her own car remains fit for business use as defined by the company car policy.

10.
PENSION SCHEME

10.1 The Company will comply with any duties it may have in respect of the Executive under part 1 of the Pensions Act 2008.

10.2 The Company is currently using the Company Pension Scheme (the "Scheme") in respect of its duties under part 1 of the Pensions Act 2008. Membership of the Scheme is strictly subject to the rules of the Scheme from time to time in force and to HM Revenue & Customs limits from time to time. Further details are available on request from the HR Department.

10.3 The Company shall be entitled to deduct from the Executive's Salary any amounts payable by the Executive as member contributions to the Scheme or to such pension scheme as the Company is using from time to time.

10.4 The Company reserves the right to vary or terminate the pension arrangements referred to above in any way and at any time, and to substitute alternative pension arrangements.

10.5 Acknowledging clauses 10.1 and 10.2 and the Company's commitment to comply with its obligations under the Pensions Act 2008, in the event the Executive decides to opt out of the Scheme (or any other replacement pension arrangement offered from time to time) as an alternative to pension contributions into the Scheme, the Executive may decide to receive a cash equivalent, paid monthly, in the same manner as the Salary under clause 7.2. This will not form part of the Executive’s Salary.

11.
INSURANCE BENEFITS

11.1 During the Appointment the Company shall, subject to clause 11.3 below and to the Company's right to terminate the Appointment in accordance with clauses 4, 13.6, 20 or 22.2 of this agreement, allow the Executive to opt for the following benefits:

11.1.1 private medical expenses insurance for the Executive and the Executive's spouse or partner and children in accordance with arrangements made between the Company and such insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance. The Executive will be responsible for the premiums for any such coverage elected. The Company reserves the right to discontinue or vary any such insurance in any way at any time at its discretion;

11.1.2 life insurance at a rate of four times the Salary in accordance with arrangements made between the Company and such insurer as the Company may decide from

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time to time and subject to the terms and conditions applicable to any such insurance. The Company reserves the right to discontinue or vary any such life insurance in any way at any time at its discretion; and

11.1.3 permanent health insurance in accordance with the arrangements made between the Company and such insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance (the "PHI Scheme"). The Company reserves the right to discontinue or vary any such insurance in any way at any time at its discretion.

11.2 During any period in which the Executive is eligible to receive benefits under the PHI Scheme the Company's obligations under this agreement shall be limited to paying to the Executive such sums as it receives in respect of the Executive under the PHI Scheme and for the avoidance of doubt the Executive agrees in such circumstances to accept such sums in place of further payment of Salary and any other remuneration or benefits, including the provision of a company car, under the terms of this agreement. During any such period the Executive shall continue to be bound by all his/her obligations (other than to provide his/her services) under this agreement.

11.3 The benefits referred to in each paragraph of clauses 11.1.1 to 11.1.3 above are conditional on the relevant insurer accepting cover for the Executive at a premium the rate of which the Company considers reasonable and accepting liability for any particular claim. In the event that the relevant insurer does not accept cover or liability in respect of the Executive or any claim by the Executive in respect of any of the benefits referred to in clause 11.1 above, the Company shall have no obligation to provide any alternative benefits or cover in this regard. The provision of the benefits referred to in clause 11.1 shall not restrict the Company's ability to terminate the Appointment in accordance with clauses 4, 13.6, 20 or 22.2 of this agreement for any reason, including because the Executive is incapacitated. All and any benefits provided under clause 11.1 above shall cease with effect from the date of termination of the Appointment.

12. HOLIDAYS AND HOLIDAY PAY

12.1 The Company's holiday year runs between 1 November and 31 October. In addition to the normal bank and public holidays applicable in England and Wales the Executive shall be entitled to 25 working days' paid holiday during each holiday year, to be taken at such time as the Company may from time to time approve and paid at the rate of basic salary ("Holiday Entitlement"). Holiday Entitlement is inclusive of statutory holiday under the Working Time Regulations ("Statutory Holiday").

12.2 Untaken Holiday Entitlement in any holiday year may not be carried forward to any following holiday year and such Holiday Entitlement will be forfeited without any right to payment in lieu.

12.3 Upon termination of the Appointment the Executive shall either be entitled to Salary in lieu of any outstanding Holiday Entitlement or be required to repay to the Company any Salary received in respect of Holiday Entitlement taken in excess of his/her proportionate Holiday Entitlement, and any sums repayable by the Executive may be deducted from any outstanding Salary or other payments due to the Executive.

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12.4 The Company reserves the right to require the Executive to take any accrued but unused Holiday Entitlement during any period of notice given to terminate the Appointment or at any other time, or, if applicable, any such holiday shall be deemed to be taken during any period of Garden Leave.

12.5 During any period in which the Executive is incapacitated he/she shall not accrue any holiday in excess of his/her entitlement to Statutory Holiday. In any holiday year, the first 5.6 weeks of any holiday taken by the Executive shall be deemed to be Statutory Holiday.

12.6 If the Executive is in receipt of benefits under the PHI Scheme then the Holiday Entitlement will be limited to Statutory Holiday under the Working Time Regulations. Holiday pay will be at the applicable rate of pay that the Company receives for the Executive under the PHI Scheme.

13. SICKNESS AND ABSENCE

13.1 If the Executive is incapacitated, he/she shall immediately notify the UK Human Resources Director and inform him/her of the reason for his/her absence together with the likely date of return. This should be done by telephone as early as possible but no later than one hour prior to the start of the Executive's working day on the first day of absence. Contact by text, email or social media is not permitted.

13.2 Each time the Executive is absent from work, he/she shall provide evidence to the Company of the reason for such absence. This evidence shall be provided by way of a self-certification form, which shall be completed by the Executive on the first day of his/her resumption of duty. In addition, in the case of illness or injury lasting for more than seven consecutive days, the Executive shall provide a doctor's certificate on the eighth day of illness or injury and weekly thereafter.

13.3 Subject to compliance with the provisions of clauses 13.1 and 13.2 above (and subject to the

Company's right to terminate the Appointment for any reason, including Incapacity), if the Executive is at any time incapacitated, other than when the Executive is in receipt of benefits under the PHI Scheme, he/she shall be paid sick pay consisting of:

13.3.1 his/her Salary for up to 26 weeks' absence in aggregate in any period of 12 months; and

13.3.2 thereafter such remuneration (if any) as the Company or Board shall in its absolute discretion allow.

13.4 Once sick pay under clause 13.3 has expired, the Executive shall have no further entitlement to sick pay until he/she has returned to work for a consecutive period of eight weeks. The Company shall be entitled to deduct from the sick pay or such remuneration as may be paid to the Executive any statutory sick pay to which the Executive may be entitled under the provisions of the Social Security Contributions and Benefits Act 1992 and/or any other sickness or injury benefits otherwise recoverable by or payable to the Executive. For statutory sick pay purposes the Executive's qualifying days shall be his/her normal working days.

13.5 The Executive agrees that at any time during the Appointment he/she will consent, if required by the Company, to a medical examination by a medical practitioner appointed by the Company at its expense and shall authorise such medical practitioner to disclose to and

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discuss with the Company, the Board, the UK Human Resources Director or the HR Department, the results of any such medical examination.

13.6 If the Executive shall at any time be incapacitated during the Appointment for a total of 26 or more weeks in any 12 consecutive calendar months the Company may terminate the Appointment immediately by notice in writing given to the Executive at any time during the period for which he/she is incapacitated.

13.7 If the Executive is incapacitated for a consecutive period of 20 or more working days the Company may (without prejudice to the provisions of clause 2.4.2) appoint another person or persons to perform the Executive's duties until such time as the Executive is able to resume fully the performance of his/her duties.

13.8 If the Executive is incapacitated by the action of a third party in respect of which damages are or may be recoverable the Executive shall notify the UK Human Resources Director of that fact and of any claim, compromise, settlement or judgment awarded as soon as is reasonably practicable. The Executive shall include in any claim for damages against such third party a claim in respect of monies paid by the Company under this clause 13 and shall receive the payments referred to in clause 13.3 above as loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from such payments as if they were emoluments of employment). The Executive shall repay such loans (net of costs) when and to the extent that the Executive recovers compensation for loss of earnings from the third party by action or otherwise.

14.
RETIREMENT AGE

The Company does not operate a compulsory retirement age; if the Executive wishes to retire he/she will be required to give notice in accordance with clause 4 above.

15.
MOBILITY

15.1 The Executive will be expected to travel throughout the United Kingdom and internationally and stay away as necessary for the proper performance of his/her duties.

15.2 The Company may require the Executive to transfer permanently to any office within an accepted "travel to work area", being a home to office each way journey of 90 minutes or less in or to London or an hour or less elsewhere.

15.3 The Company reserves the right following consultation with the Executive to change his/her workplace, within the United Kingdom, for a temporary period of up to three months.

16.
NO SMOKING POLICY

16.1 All Company or Group Company premises are designated smoke-free. Smoking is therefore strictly prohibited on all parts of the Company's premises and in Company provided vehicles, except where there may be a designated outside area.

16.2 Failure to comply with the Company or Group's smoking policy can lead to disciplinary action.

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17.
CONFIDENTIAL INFORMATION

17.1 The Executive shall not at any time during the Appointment, nor at any time after its termination, except as reasonably required for the purposes of and during the Appointment, directly or indirectly use or disclose any Confidential Information.

17.1.1 The Executive shall not be restrained from using or disclosing any Confidential

Information which he/she is authorised to use or disclose by the Company or the Board; or

17.1.2 has entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by the Executive or anyone else employed or engaged by the Company or any Group Company; or

17.1.3 he/she is required to disclose by law; or

17.1.4 he/she is entitled to disclose under section 43A of the Employment Rights Act

1996 provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of that Act and clause 6.1.10 above,

provided that, in the case of any disclosure under sub-clauses 17.1.4 or 17.1.5 above, the Executive shall (to the extent permitted by the applicable laws) notify the Company in advance of the disclosure.

17.2 The Executive shall not make copies of any document, memorandum, correspondence (including emails), computer disk, CD-Rom, memory stick, video tape or any similar matter (including for the avoidance of doubt in any electronic format) or remove any such items from the premises of the Company or of any Group Company other than in the proper performance of his/her duties under this agreement and in accordance with the Company's policies and procedures.

17.3 The Executive shall not make any public statement, adverse or otherwise (whether written or oral), to the media or otherwise relating to the affairs of the Company or any Group Company and shall not write any article for publication on any matter concerned with the business or other affairs of the Company or the Group without the prior written consent of the Company or the Board.

18.
PROTECTION OF THE COMPANY'S BUSINESS INTERESTS

18.1 The Executive acknowledges that following the termination of the Appointment he/she will be in a position to take advantage of or compete unfairly with the Company or any other Group Company as a result of the Confidential Information and knowledge about the business, operations, Clients, Potential Clients, employees and trade connections of the Company and the Group he/she has acquired or will acquire and through the connections that he/she has developed and will develop during the Appointment. The Executive therefore agrees to enter into the restrictions in this clause 18 for the purpose of protecting the Company's legitimate business interests and in particular the Confidential Information, goodwill and the stable trained workforce of the Company and the Group, and in recognition of the Executive's seniority.

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18.2 The Executive covenants with the Company and each other Group Company that he/she shall not, directly or indirectly, on his/her own behalf or on behalf of any person, in connection with any business which is or is intended or about to be competitive with the Restricted Business or in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company or any Group Company in connection with the Restricted Business, for a period of twelve (12) months after the termination of the Appointment, but running concurrently with the notice of termination of Appointment period and Garden Leave period:

18.2.1 solicit or canvass the custom of any Client or Potential Client; and/or

18.2.2 contract or deal with, in any way, any Client or Potential Client; and/or

18.2.3 solicit or entice away, or attempt to entice away, from the Company or any Group

Company any Restricted Employee; and/or

18.2.4 employ, offer to employ or enter into partnership with any Restricted Employee.

18.3 The Executive shall not, without the prior written consent of the Company or the Board, for a period of twelve (12) months after the termination of the Appointment, but running concurrently with the notice of termination of Appointment period and Garden Leave period, directly or indirectly, on his/her own behalf, or on behalf of any person:

18.3.1 within the Restricted Territory set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in, whether as director, employee, principal, shareholder, partner or other owner, agent or otherwise, any business which is or is intended or about to be competitive with the Restricted Business save as a shareholder of not more than three per cent of any public company whose shares or stocks are quoted or dealt in on any Recognised Investment Exchange; and/or

18.3.2 endeavour to cause any person who is at the date of termination of the

Appointment, or at any time during the twelve (12) months immediately prior to such termination was, a Restricted Supplier to the Company and/or any Group Company, to either cease to supply the Company or any Group Company or materially alter the terms of such supply in a manner detrimental to the Company or any Group Company.

18.4 During the Appointment and following its termination, the Executive shall not do or omit to do anything which could or does materially damage the reputation or any business of the Company and/or any Group Company and/or any Client.

18.5 In the event that the Executive receives an offer of employment or request to provide services, either during the Appointment or during the currency of the restrictive periods set out in clauses 18.2 and 18.3, the Executive shall (and the Company may) provide immediately to such person making such an offer or request a full and accurate copy of this agreement signed by both parties. The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Group.

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19. INTELLECTUAL PROPERTY

19.1 The parties acknowledge that the Executive may create, develop, propose or originate

Company Intellectual Property (alone or jointly) in the course of the Appointment and that the Executive has a special obligation to further the interests of the Company in relation to all such Company Intellectual Property. The Executive shall, promptly following their creation, development, proposal or origination, disclose to the Company all such Company Intellectual Property and all works, materials or documents embodying Company Intellectual Property.

19.2 The Executive acknowledges that all Company Intellectual Property and all works, materials or documents embodying them shall automatically belong to the Company as from their creation, development, proposal or origination for the full term of those rights and the Executive hereby assigns, by way of present and future assignment, any and all right, title and interest therein to the Company.

19.3 To the extent that any Company Intellectual Property does not vest in the Company automatically pursuant to clause 19.2, the Executive holds such property on trust for the Company and hereby grants to the Company an irrevocable exclusive, royalty free licence to use such property in its discretion until such Company Intellectual Property fully vests in the Company.

19.4 To the extent that any Company Intellectual Rights created, developed, proposed or originated by the Executive (whether alone or jointly) at any time during the course of the Appointment are prohibited by or prevented in law from automatically vesting in the Company pursuant to clause 19.2, the Executive shall, immediately upon the creation, development, proposal or origination of such rights, grant the Company a right of first refusal, in writing, to acquire them on arm's length terms to be agreed between the parties.

19.5 The Executive agrees:

19.5.1 to execute all such documents, both during and after the Appointment, as the Company may reasonably require to vest in the Company all right, title and interest in all Company Intellectual Property pursuant to this agreement;

19.5.2 to provide all such information and assistance and do all such further things as the Company may require to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, including, at the Company's request, applying for the protection of Company Intellectual Property throughout the world;

19.5.3 to assist the Company in applying for the registration of any registrable Company Intellectual Property, to enable it to enforce the Company Intellectual Property against third parties and to defend claims for infringement of third party Intellectual Property Rights; and

19.5.4 not to apply for the registration of any Company Intellectual Property in the United Kingdom or any other part of the world without the prior written consent of the Company.

19.6 As against the Company, its successors and assigns and any licensee of any of the foregoing, the Executive hereby waives all of his/her present and future moral rights which arise under

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the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to the Company Intellectual Property.

19.7 The Executive acknowledges that, except as provided by law, no further remuneration or compensation, other than that provided for in this agreement, is or may become due to the Executive in respect of his/her compliance with this clause 19. This clause 19 is without prejudice to the Executive's rights under the Patents Act 1977.

19.8 The Executive warrants that:

19.8.1 during the Appointment the Executive shall not:

19.8.1.1 infringe the Intellectual Property Rights of any third party;

19.8.1.2 involve the use of information in breach of obligations owed to or rights held by any third party;

19.8.2 the Company will not infringe the Intellectual Property Rights of any third party by exercising all of the rights of the owner of the Intellectual Property Rights assigned by the Executive to the Company under this agreement; and

19.8.3 the Executive is not bound by any legally enforceable obligations owed to any person other than the Company which would prevent the Executive from complying with the terms of this agreement.

19.9 The Executive irrevocably appoints the Company as his/her attorney in his/her name to sign, execute, do or deliver on his behalf any deed, document or other instrument and to use his/her name for the purpose of giving full effect to this clause 19.

20. TERMINATION

20.1 The Appointment may be terminated without notice or pay in lieu of notice with immediate effect by the Company if at any time:

20.1.1 it is found that the Executive did not comply with any lawful order or direction given to him/her by the Company or the Board; and/or

20.1.2 the Company or the Board reasonably believes that the Executive has committed any serious breach or repeatedly after warning any breach, or is guilty of a continuing breach of any of the terms of this agreement; and/or

20.1.3 the Company or the Board reasonably believes that the Executive is guilty of any gross or serious misconduct or (after written warning) wilful neglect in the discharge of his/her duties under this agreement; and/or

20.1.4 the Company or the Board reasonably believes that the Executive is guilty of any bribery, corruption, fraud, dishonesty or conduct tending to bring himself/herself, the Company or any Group Company or any Client into disrepute, including, for the avoidance of doubt, any criminal offence (except a road traffic offence not involving a custodial sentence); and/or

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20.1.5 the Company or the Board reasonably believes that the Executive has committed a serious breach of any Applicable Laws which may affect or relate to the business of the Company or any Group Company; and/or

20.1.6 the Executive is declared bankrupt or has a receiving order made against him/her or makes any general composition with his/her creditors or takes advantage of any Applicable Laws affording relief for insolvent debtors; and/or

20.1.7 the Executive becomes prohibited by law from being or acting as a director of the

Company; and/or

20.1.8 the Executive fails to maintain or becomes disqualified from maintaining registration with any regulatory body, membership of which is reasonably required by the Company for the Executive to carry out his/her duties; and/or

20.1.9 the Executive refuses or fails to agree to accept employment on the terms and in the circumstances specified in clause 22 of this agreement; and/or

20.1.10 the Executive resigns as a director of the Company other than at the request of the

Board; and/or

20.1.11 the Executive fails to provide an original document proving his/her entitlement to enter and/or remain in the United Kingdom annually on the anniversary of the Appointment or at any other time requested by the Company.

20.2 In the event of termination under clause 20.1 above the Company shall not be obliged to make any further payment to the Executive except such Salary as shall have accrued at the date of termination and payment in respect of any accrued but untaken Holiday Entitlement.

20.3 Upon notice of termination of the Appointment being given or upon termination of the Appointment on a particular date ("Termination Date") or, at the start of a period of Garden Leave or at any time upon request by the Company in writing, the Executive shall:

20.3.1 immediately and automatically (unless agreed in writing otherwise by the

Company) be deemed to have resigned from all (if any) offices held by him/her in the Company or any Group Company and all (if any) trusteeships held by him/her, of any pension scheme or any trust established or subscribed to or by the Company and any Group Company and in the event of his/her failure to do so the Company is hereby irrevocably authorised by the Executive to appoint some person in his/her name and on his/her behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation;

20.3.2 immediately return to the Company all Information or Communication

Technology, correspondence (including emails), documents, papers, memoranda, notes, records or materials (including Confidential Information) in whatever form (including in magnetic media or other forms of computer storage, videos, tapes (whether or not prepared or produced by him/her) and any copies thereof), charge and credit cards and all other property (including any car) belonging to the Company which may be in the Executive's possession or under his/her control provided that the Executive shall not be obliged to return during any period of Garden Leave any property provided to him/her as a contractual benefit; and

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20.3.3 send to the UK Human Resources Director a signed statement confirming that he/she has complied with sub-clause 20.3.2 above.

20.4 The Executive shall not at any time after the Termination Date represent himself/herself as being in any way connected with or interested in the business of the Company or the Group.

20.5 At its absolute discretion the Company may lawfully terminate this agreement and the Executive's Appointment with immediate effect at any time (including after notice of termination shall have been given by either party) by giving him/her written notice and, subject to clause 20.6, paying him/her a Payment in Lieu equivalent to twelve (12) months of his/her Salary at the rate applicable at the Termination Date for the period from the Termination Date until the expiry of notice required under clause 4 (or the unexpired period thereof as applicable) ("Notice Period"), along with his annual allowance as stated in his Offer Letter, less PAYE deductions ("Payment in Lieu"). Subject always to the scheme rules in place from time to time and to clause 20.6, the Company may, at its absolute discretion and if permitted by the scheme rules, continue to provide the Executive with private medical insurance pursuant to clause 11.1 for the duration of the Notice Period, or, in the alternative, pay to the Executive a sum equivalent to the monthly premium payment at the rate applicable and paid by the Company in respect of the private medical benefit enjoyed by the Executive immediately prior to the Termination Date (less PAYE deductions) for the duration of the Notice Period ("Healthcare Benefit"). For the avoidance of doubt, the Executive's Appointment will terminate on the date specified in the notice given by the Company pursuant to this clause.

20.6 At the Company's absolute discretion the Payment in Lieu and, as applicable, the Healthcare Benefit, may be paid or provided in equal monthly instalments on or before the last day of each month and such instalments (or, in the case of the Healthcare Benefit, such cover or premium payments) shall cease when the Payment in Lieu is paid in full on the strict condition that:

20.6.1 the Executive complies to the Company's reasonable satisfaction with such provisions of this agreement which expressly operate or lawfully have effect after the Termination Date including the restrictions in clauses 17, 18 and 19 and the obligations in this clause 20.

In the event that the Executive breaches or fails to satisfy any condition set out in this clause 20.6, in addition to any other rights and remedies which the Company may have against the Executive any further entitlement to the Payment in Lieu and, as applicable, the Healthcare Benefit, (or any remaining instalment thereof) will be forfeited and shall no longer be payable or, in the case of the Healthcare Benefit, any ongoing private medical cover shall cease with immediate effect.

20.7 For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

20.7.1 any bonus or commission payments, or payments, rights or benefits under any share option or short term or long term incentive plan, that might otherwise have been due during the period for which the Payment in Lieu is made;

20.7.2 save where expressly stipulated, any payment in respect of benefits which the

Executive would have been entitled to receive had the Executive worked for the Company during the notice period for which the Payment in Lieu is made; and

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20.7.3 any payment in respect of any Holiday Entitlement that would have accrued during the period for which the Payment in Lieu is made.

20.8 The Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 20.5. Nothing in this clause 20 shall prevent the Company from terminating the Appointment in the event of a breach of this agreement by the Executive.

20.9 On termination of the Appointment howsoever arising the Executive shall not have any claim for breach of contract in respect of the loss of any rights or benefits under any share option, bonus, short term or long-term incentive plan or other profit sharing scheme operated by the Company or by any Group Company in which he/she may participate which would otherwise have accrued during the applicable period of notice to which the Executive is entitled under clause 4 of this agreement.

20.10 The Executive expressly agrees that the Company may make such deductions from Salary or other payments due on the termination of or during the Appointment as may be necessary to reimburse the Company for sums paid out by the Company to or on behalf of the Executive but which are recoverable by it, including any loans, advances, relocation expenses, excess holiday payments, expenses claimed in breach of the Company's expense policy and any outstanding payments in relation to the company car.

20.11 Clauses 1, 17, 18, 19, 20, 21, 24, 25, 26, 27, 28 and 29 shall survive the termination of this agreement.

21. GARDEN LEAVE

21.1 Following notice to terminate the Appointment being given by the Company or the Board or the Executive, or if the Executive purports to terminate the Appointment in breach of contract, the Company may by written notice require the Executive not to perform any services (or to perform only specified services) for the Company or for any Group Company for all or part of the applicable notice period required under clause 4.

21.2 During any period of Garden Leave the Executive shall:

21.2.1 continue to receive the Salary and other contractual benefits under this agreement in the usual way and subject to the terms of any benefit arrangements;

21.2.2 remain an employee of the Company and remain bound by his/her duties and obligations, whether under this agreement or otherwise, which shall continue in full force and effect;

21.2.3 not contact or deal with (or attempt to contact or deal with) any Client, supplier, agent, distributor, shareholder, officer, employee or other business contact of the Company or any Group Company without the prior written consent of the Company or the Board;

21.2.4 not (unless otherwise requested) enter onto the premises of the Company or any Group Company without the prior written consent of the Company or the Board;

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21.2.5 not commence any other employment or engagement, including the taking up of any directorships or consultancy services;

21.2.6 provide such assistance as the Company or any Group Company may require to effect an orderly handover of his/her responsibilities to any individual or individuals appointed by the Company or any Group Company to take over his/her role or responsibilities; and

21.2.7 make himself/herself available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work.

21.3 In the event that the Company exercises its rights under clause 21.1 of this agreement then any Garden Leave shall be set off against and therefore reduce the periods for which the restrictions in clauses 18.2 and 18.3 of this agreement apply.

22.
AMALGAMATION/RECONSTRUCTION

22.1 If the Company is wound up for the purposes of reconstruction or amalgamation, the Executive shall not as a result or by reason of any termination of the Appointment or the redefinition of his/her duties within the Company or the Group arising or resulting from any reorganisation or amalgamation of the Group have any claim against the Company or any other Group Company for damages for termination of the Appointment or otherwise so long as he/she shall be offered employment with any concern or undertaking resulting from such reconstruction, reorganisation or amalgamation on terms and conditions no less favourable to the Executive than the terms contained in this agreement.

22.2 If the Executive shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this agreement by way of novation to a company which has acquired or agreed to acquire not less than 50 per cent of the equity share capital of the Company, the Company may terminate the Appointment by such notice as is required by section 86 of the Employment Rights Act 1996 given within one month of such offer.

23.
DISCIPLINARY AND GRIEVANCE PROCEDURES

23.1 The disciplinary procedure which applies to the Executive's employment with the Company is available on the Company Intranet. For the avoidance of doubt, this procedure is non-contractual.

23.2 The Executive shall refer any grievance he/she may have about his/her employment or an appeal in connection with any disciplinary decision relating to him/her to his/her line manager or the UK Human Resources Director in writing in the first instance if appropriate.

23.3 The Company shall have the right to suspend the Executive from his/her duties on such terms and conditions as the Company shall determine for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying, harassment or discrimination against the Executive and pending any disciplinary hearing. The Company shall be required to continue to pay the Salary and provide all other contractual benefits to the Executive during any period of suspension. The Company shall not be required to give any reason for exercising its right under this clause.

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24. DATA PROTECTION

24.1 The Executive confirms that he/she has read and understood the Company's data protection policy, a copy of which is available on the Company Intranet. The Company may change its data protection policy in any way at any time.

24.2 The Company will process and may disclose personal data including sensitive personal data (as such terms are defined in the Data Protection Act 1998) relating to the Executive, and the Executive consents to the processing and disclosure of such data and also to the use by the Company or any other Group Company of his/her image or photograph for any business purpose (including marketing). The Executive's personal data will be held by the Company in its manual and automated filing systems.

24.3 The parties confirm that personal data including sensitive personal data can include but is not limited to:

24.3.1 information about the Executive's physical or mental health or condition for the purpose of the performance of the Appointment and this agreement (including the provision of any benefits under it), monitoring sickness absence, dealing with sick pay and determining the Executive's fitness to carry out duties on behalf of the Group;

24.3.2 information about the Executive's sex, marital status, race, ethnic origin or disability for the purpose of monitoring to ensure equality of opportunity and compliance with equal opportunities legislation;

24.3.3 information relating to any criminal proceedings in which the Executive has been involved for insurance purposes and in order to comply with any Applicable

Laws and/or obligations to third parties; and/or

24.3.4 information obtained as a result of a Criminal Records Bureau or credit check or any similar statutory check that may be required under any Applicable Laws (and the Executive hereby consents to the Company carrying out any such checks in respect of him/her at any time).

24.4 The Company will process and may disclose any such data referred to above both inside and, where necessary, outside the European Economic Area (including to the United States) for the following purposes:

24.4.1 in order for the Appointment and this agreement to be performed;

24.4.2 in order to comply with any Applicable Laws and/or any legal or regulatory obligations which apply to the Company or any other Group Company (including contractual obligations);

24.4.3 for decisions to be made regarding the Executive's employment or continued employment, or any of the terms thereof;

24.4.4 for obtaining or carrying out work from or for Clients or Potential Clients;

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24.4.5 for the purpose of any potential sale of over 50 per cent of the shares of the

Company or any Group Company or other change of control or any potential transfer of the Executive's employment under the Transfer of Undertaking (Protection of Employment) Regulations 2006; or

24.4.6 in order to comply with a request for disclosure made by any statutory or regulatory authority, court of law or law enforcement agency.

Disclosure may include, in the case of sale, change of control or transfer, disclosure to the potential purchaser or investor and their advisors, in the case of a service provision change, disclosure to a new service provider, and in the case of obtaining or carrying out work, disclosure to Clients or Potential Clients.

24.5 The Executive shall use all reasonable endeavours to keep the Company informed of any changes to his/her personal data.

24.6 The Executive acknowledges that in the course of the Appointment he/she may have access to personal and sensitive data relating to other employees and he/she agrees to keep such information confidential and otherwise to comply with the Company's data protection policy at all times.

25.
MONITORING OF INFORMATION OR COMMUNICATION TECHNOLOGY

25.1 The Company will monitor messages sent and received via any Information or Communication Technology and may access and disclose to management the content of messages in order to ensure that the Executive is complying with the Company's policies.

25.2 In particular, the Executive should be aware that no email, voicemail or other communication sent or received through any Information of Communication Technology is private, and also that emails, voicemails or other communications, or any document created on the Company's computer systems, however confidential or damaging, may have to be disclosed in court or other proceedings. An email, voicemail or other communication which has been deleted can still be retrieved and may be monitored for training or quality control purposes.

25.3 The Company further reserves and intends to exercise its right to monitor and disclose to management all use of the internet through its Information or Communication Technology to the extent authorised by law.

25.4 The Executive hereby consents to any such monitoring and/or disclosure as is referred to in this clause 25.

26.
NOTICES

Notices may be given by either party by personal delivery or by letter to the other party at (in the case of the Company) its registered office for the time being (addressed to the UK Human Resources Director) and (in the case of the Executive) his/her last known address. Any such notice given by personal delivery shall be deemed to have been given at the time of delivery and by letter shall be deemed to have been given 48 hours after posting.

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27.
ENTIRE AGREEMENT

27.1 This agreement constitutes the entire agreement and understanding between the parties in respect of the matters dealt with in it and supersedes, cancels and nullifies any previous agreement between the parties or any of them relating to such matters notwithstanding the terms of any previous agreement or arrangement expressed to survive termination. For the avoidance of doubt, any previous contract of employment between the parties, or between the Executive and any other Group Company, is hereby terminated with immediate effect.

27.2 Each of the parties acknowledges and agrees that in entering into this agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this agreement. The only remedy available to any party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this agreement.

27.3 Nothing in this clause 27 shall operate to exclude any liability for fraud.

28.
GENERAL

28.1 There are no collective agreements in force which affect the terms and conditions of the Appointment.

28.2 Subject only to any deemed amendment to, or severance of, any provision of this agreement pursuant to clause 28.3 below, no amendment or variation of the terms of this agreement will be effective unless it is made or confirmed in a written document signed by all of the parties.

28.3 In the event that any provision of this agreement is void or unenforceable by reason of any provision of applicable law, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable. If no such modification is possible, it will be deleted and the remaining provisions of this agreement will continue in full force and effect and, if necessary, be so amended as is necessary to give effect to the spirit of this agreement so far as possible.

28.4 In relation to the Contracts (Rights of Third Parties) Act 1999:

28.4.1 where any term of this agreement is expressed to be made in favour of or is capable of applying for the benefit of a Group Company or any officer or employee of any Group Company, such person shall be entitled, with the prior written consent of the Company, to enforce that term in accordance with that Act but may not assign the benefit of their rights under it;

28.4.2 save as described in clause 28.4.1 above, the parties do not intend that any term of this agreement is enforceable under that Act by a person who is not a party; and

28.4.3 the consent of any person who is not a party shall not be required for the amendment, variation, rescission or termination of this agreement.

28.5 The Company shall be entitled to sell, assign, novate or otherwise dispose of this agreement or any of its rights or obligations under this agreement (in whole or in part) to any other

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Group Company or by way of security to or in favour of any lender(s) which has or have agreed to advance credit facilities to any Group Company without the prior consent of the Executive. The Executive shall not be entitled to sell, assign, novate, sub-contract or otherwise dispose of this agreement or any of his/her rights under this agreement (in whole or in part) to any person.

28.6 This agreement shall be binding on and enure for the benefit of the successors and permitted assigns of the parties.

28.7 This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

29. JURISDICTION

29.1 This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation, including any non-contractual disputes or claims, shall be governed by and construed in accordance with the laws of England and Wales.

29.2 Each party irrevocably agrees to submit to the exclusive jurisdiction of the Courts of England and Wales over or in respect of any claim or matter arising under or in connection with this agreement.

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IN WITNESS whereof the parties have executed this agreement as a deed on the date of this agreement.

Executed and delivered as a deed, by CRAWFORD & COMPANY EMEA/AP MANAGEMENT LIMITED, by a director in the presence of a witness:	) ) ) ) ) Signature

Joseph Blanco

Name (block capitals)

Director

Witness Signature: Witness name: (block capitals) Witness address:
Bonnie Sawdey 5335 Triangle Parkway Peachtree Corners, GA 30092

Signed and delivered as a deed by	)
ANDREW BART in the presence of a	)
witness:	)

Signature

Witness Signature:

Witness name: (block capitals)

DAVINA WILSON

Witness address: 54 Curling Lane, Badgers Dene, Grays, Essex, RM17 5JB